Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

July 7, 2010

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

Re:	$200,000,000 7.25% Senior Notes due 2018; Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for ManTech International Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer to exchange $200,000,000 aggregate principal amount of its 7.25% Senior Notes due 2014 which will be registered under the Securities Act of 1933, as amended (the “Exchange Notes”) for any and all of its outstanding 7.25% Senior Notes due 2014 (the “Original Notes”) on Form S-4 (the “Registration Statement”). The Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of April 13, 2010 (as amended) by and among the Company and The Bank of New York Mellon Trust Company, N.A., a national banking corporation, as trustee (the “Trustee”) and the Guarantors party thereto (as so amended, the “Indenture”) The Exchange Notes will be guaranteed by the Guarantors party to the Indenture (the “Subsidiary Guarantors”) in accordance with the terms of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined originals or copies of such documents, corporate records, instruments, certificates of public officials and of the Company and the Subsidiary Guarantors, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company or the Subsidiary Guarantors, we have assumed that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, the due authorization by each such entity of all requisite action, the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of such party.

With respect to the opinion set forth in paragraph (1) below, we have assumed that the Notes will be validly tendered to an exchange agent duly authorized by the

Company pursuant to the terms of the Registration Rights Agreement, dated as of April 13, 2010, by and among the Company, the Guarantors party thereto and Banc of America Securities LLC, as representative of the several Initial Purchasers (as defined therein), in an exchange offer for the Exchange Notes pursuant to the Registration Statement, which shall have been declared effective by the Securities and Exchange Commission, that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended, and that the Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in the Indenture.

In addition, to the extent otherwise applicable to the opinions set forth herein, we have relied upon certificates of officers and other representatives of the Company and the Subsidiary Guarantors. We have made no independent investigation as to whether the foregoing certificates are accurate or complete, but nothing has come to our attention that has caused us to believe that such certificates are inaccurate or incomplete in any material respect.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)    We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination (without limiting the generality of the foregoing qualification, we advise you that, if the Exchange Notes and the Guarantees have not been entered into by the Company for fair or reasonably equivalent consideration, and the Company is, or by issuing the Exchange Notes and the Guarantees may become, insolvent, or will be rendered insolvent by the transactions contemplated by the Exchange Notes or the Guarantees, or, after giving effect to such transactions, will be left with unreasonably small capital with which to engage in its anticipated business, or will have intended to incur, or will have believed it has incurred, debts beyond its ability to pay as such debts mature, then the Exchange Notes or the Guarantees may be voidable by creditors of the Company or by a trustee or receiver of the Company in bankruptcy or similar proceedings pursuant to bankruptcy, fraudulent conveyance or similar laws);

(ii)    We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Exchange Notes or the Guarantees; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)    We express no opinion as to the enforceability of provisions of the Exchange Notes or the Guarantees imposing, or which are construed as effectively imposing, penalties or forfeitures;

(iv)    We express no opinion as to the enforceability of provisions of the Exchange Notes or the Guarantees which purport to establish evidentiary standards or to make determinations conclusive;

(v)    We express no opinion as to the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Exchange Notes or the Guarantees or to aid in the interpretation of the Exchange Notes or the Guarantees;

(viii)    We express no opinion as to the enforceability of choice of law provisions contained in the Exchange Notes or the Guarantees and the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Exchange Notes or the Guarantees or which purport to cause any party to waive or alter any right to a trial by jury or which waive objections to jurisdiction; and

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

(1)    The Exchange Notes, when issued and authenticated in accordance with the terms of the Indenture, will be duly and validly issued, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2)    The Guarantees of the Exchange Notes, upon issuance of the Exchange Notes (assuming due execution and delivery), will constitute valid and binding agreements of the Guarantors, enforceable in accordance with their terms.

We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York (excluding its applicable choice of law rules) and the substantive laws of the State of Delaware (excluding its applicable choice of law rules).

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morrison & Foerster LLP